Exhibit 10.1

THIRD AMENDMENT TO LEASE AND TERMINATION AGREEMENT

THIS THIRD AMENDMENT TO LEASE AND TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 31st day of July, 2026 (“Execution Date”), by and between BMR-SIDNEY RESEARCH CAMPUS LLC, a Delaware limited liability company (“Landlord”), and SERES THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of November 11, 2015, as amended by that certain First Amendment to Lease dated as of December 9, 2022, and that certain Second Amendment to Lease dated as of January 25, 2024 (as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building at 200 Sidney Street, Cambridge, Massachusetts (the “Building”); and

B. WHEREAS, pursuant to that certain Sublease Agreement dated as of January 25, 2024 by and between Tenant, as sublandlord, and AbbVie Inc. (“AbbVie”), as subtenant, and that certain Consent to Sublease dated as of January 25, 2024 by and between Landlord, Tenant and AbbVie (as the same may have been further amended or modified from time to time, the “AbbVie Sublease”), AbbVie currently subleases (i) approximately 10,892 rentable square feet on the first (1st) floor of the Building, and (ii) approximately 10,403 rentable square feet on the fourth (4th) floor of the Building, as shown on Exhibit A attached hereto and incorporated herein (the “First and Fourth Floor Surrender Premises”); and

C. WHEREAS, Landlord and Tenant desire to (i) partially terminate the Existing Lease with respect to the First and Fourth Floor Surrender Premises effective upon the Execution Date, and (ii) terminate the Existing Lease with respect to the remaining portion of the Premises consisting of approximately 47,341 rentable square feet, as shown on Exhibit B attached hereto and incorporated herein (collectively, the “Remaining Premises”) effective as of December 31, 2026, in each case in accordance with the following conditions and provisions; and

D. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. Partial Termination – First and Fourth Floor Sublease Premises. Effective upon the Execution Date, the Lease is hereby partially terminated with respect to the First and Fourth Floor Surrender Premises only. Notwithstanding anything to the contrary set forth in the Existing Lease, due to the Abbvie Sublease, Tenant shall be relieved of Tenant’s surrender and decontamination obligations set forth in the Existing Lease, including those requirements set forth in Section 26 of the Existing Lease, in connection with the First and Fourth Floor Surrender Premises.

3. Remaining Premises. From and after the Execution Date, the term “Premises,” as used in the Lease, shall mean the Remaining Premises. The table set forth in Section 2.2 of the Existing Lease is hereby deleted and replaced with the following, effective as the Execution Date:

Definition or Provision	Means the Following (As of the Execution Date)

Approximate Rentable Area of Premises	47,341 square feet, consisting of 14,958 square feet on the basement floor of the Building, 31,375 square feet on the first (1st) floor of the Building and 1,008 square feet on the second (2nd) floor of the Building

Approximate Rentable Area of Building	188,616 square feet

Tenant’s Pro Rata Share of Building	25.10%

4. Rent. From and after August 1, 2026 (the “Effective Date”), monthly Rent (including Base Rent, Tenant’s Adjusted Share of Operating Expenses, and Additional Rent) for the Remaining Premises shall be in the amount of $727,683.17 and shall be payable as set forth in Section 6(a) of this Amendment.

5. Parking. Effective as of the Execution Date, the parking spaces in the Parking Garage allocated to Tenant in accordance with the Existing Lease shall be reduced from sixty-eight (68) parking spaces to zero (0) parking spaces.

6. Payments. Pursuant to this Amendment, the total monetary consideration payable by Tenant to Landlord will consist solely of the following: (a) an increase to the Letter of Credit in the amount of $2,238,415.84 (for a total Letter of Credit of $3,638,415.84), which Landlord will apply toward Base Rent, Additional Rent, and Operating Expenses through the Expiration Date; (b) a Termination Fee of $3,850,000.00, payable by wire transfer no later than January 4, 2027; and (c) an Equity Issuance of shares of Seres common stock valued at $500,000.00, to be issued no later than five (5) business days after the Execution Date.

(a) Letter of Credit Increase. On or prior to the Execution Date, Tenant has arranged for the Letter of Credit held by Landlord to be increased by Two Million Two Hundred Thirty-Eight Thousand Four Hundred Fifteen and 84/100 Dollars ($2,238,415.84), for a total Letter of Credit amount of Three Million Six Hundred Thirty-Eight Thousand Four Hundred Fifteen and 84/100 Dollars ($3,638,415.84) (as so increased, the “Letter of Credit”). Landlord shall apply the Letter of Credit toward Annual Base Rent, Additional Rent (including Tenant’s Adjusted Share of Operating Expenses), and all other amounts payable by Tenant under the Lease for each month through the Expiration Date. Landlord acknowledges that the amounts payable from the Letter of Credit shall constitute full and final payment of all Base Rent, Additional Rent and Operating Expenses owing under the Lease through the Expiration Date, and there shall be no reconciliation of any Rent amounts, including Tenant’s Adjusted Share of Operating Expenses following the Expiration Date.

(b) Termination Fee. No later than January 4, 2027, Tenant shall pay to Landlord, by wire transfer in immediately available funds, a termination fee equal to Three Million Eight Hundred Fifty Thousand and 00/100 Dollars ($3,850,000.00), as a fee and not a penalty (the “Termination Fee”).

(c) Equity Issuance. Equity Issuance. No later than five (5) business days after the Execution Date, Tenant shall issue to Landlord (or Landlord’s designee) shares of Tenant’s common stock (the “Shares”) with a value equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00). The number of Shares to be issued shall be determined in accordance with the methodology set forth in the Stock Issuance Agreement in the form attached hereto as Exhibit C (the “Equity Agreement”), which Equity Agreement shall govern the calculation and issuance of the Shares and shall be executed by the parties concurrently with this Amendment. The Shares shall be issued pursuant to Tenant’s effective registration statement on Form S-3 (file no. 333-273794) and shall be freely tradeable upon issuance without restriction.

7. Remaining Premises Obligations. Except as set forth in this Amendment, Tenant shall remain responsible for the timely performance of all non-monetary obligations of Tenant under the Lease with respect to the Remaining Premises through the Expiration Date. For the avoidance of doubt, Tenant shall be responsible for paying any utilities for which it has contracted directly.

(a) Notwithstanding anything to the contrary in the Lease, including without limitation Sections 17.7, 17.8, 18.2, and 26.2 of the Existing Lease, Tenant shall have no obligation to remove or restore any Alterations, Tenant Improvements, fixtures, or other improvements existing in the Remaining Premises as of the Execution Date, and Tenant may surrender the Remaining Premises with such Alterations, Tenant Improvements, fixtures, and other improvements in place, subject only to Tenant’s completion of the Turnover Requirements set forth on Exhibit D and Tenant’s other obligations under this Section 7.

(b) Notwithstanding the foregoing, in the event Tenant completes the surrender requirements under the Lease (including the Exit Survey) together with the requirements set forth on Exhibit D (collectively, the “Turnover Requirements”) with respect to the Remaining Premises prior to the Expiration Date, Landlord agrees to perform Tenant’s repair and maintenance obligations under the Lease commencing on the date that Landlord has accepted Tenant’s completion of the Turnover Requirements (the “Turnover Date”). Tenant shall not be liable for performing any repair and maintenance obligations following the Turnover Date; provided, however, that Tenant shall be liable for any costs related to damage arising from Tenant’s use or occupancy following the Turnover Date.

(c) Notwithstanding anything to the contrary set forth in the Lease, (i) prior to the Turnover Date, Landlord shall have the right to enter the Remaining Premises at any time upon twenty-four (24) hours’ prior notice (which may be oral or by email to the Tenant-designated representative) except during an emergency, in which event no prior notice shall be required by Landlord; and (ii) following the Turnover Date, Landlord shall the right to enter the Remaining Premises at any time. Tenant shall provide Landlord with five (5) access cards and five (5) physical keys to access all spaces within the Remaining Premises.

(d) Landlord shall indemnify, defend, and hold harmless Tenant, its officers, directors, employees, and agents from and against any and all claims, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from Landlord’s entry into, use of, or exercise of control over the Remaining Premises following the Turnover Date, except to the extent arising from any acts or omissions (including the negligence or willful misconduct) of Tenant or its employees, agents, or contractors.

8. Surrender of Remaining Premises and Lease Termination. Tenant shall surrender the Remaining Premises to Landlord with the Turnover Requirements completed no later than December 31, 2026 (“Expiration Date”). Provided that Tenant has fully satisfied all of its obligations set forth in Sections 6(a), 6(c) and 7 of this Amendment (collectively, the “Termination Obligations”), then the Lease shall terminate effective as of 11:59 p.m. Eastern time on the Expiration Date (“Lease Termination”). As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease, including without limitation, Tenant’s obligations pursuant to Section 6(b) hereof. For the avoidance of doubt, the parties hereby agree to waive reconciliation of Tenant’s Adjusted Share of Operating Expenses following calendar year 2026.

9. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

10. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

11. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Seres Therapeutics, Inc.

101 Cambridgepark Drive

Cambridge, MA 02140

ATTN: Legal Department

With a copy to [***]

12. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

13. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

14. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

15. Authority. Tenant guarantees, warrants and represents that the execution and consummation of this Amendment have been duly authorized by all appropriate company action, and the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

16. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

17. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises, other than the Abbvie Sublease.

18. Attorneys’ Fees. Except as otherwise expressly set forth in this Amendment, each party shall pay its own costs and expenses incurred in connection with this Amendment and such party’s performance under this Amendment, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Amendment, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

19. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the Commonwealth of Massachusetts’ conflict of law principles.

20. Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Amendment, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Amendment or the Premises.

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IN WITNESS WHEREOF, the parties have executed this Amendment as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BMR-SIDNEY RESEARCH CAMPUS LLC, a Delaware limited liability company

By:	/s/ Colleen O’Connor
Name:	Colleen O’Connor
Its:	EVP, East Coast & UK Marke

TENANT:

SERES THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Richard Kender
Name:	Richard Kender
Its:	Executive Chairman and Interim CEO

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